EXHIBIT 2.1






                               PURCHASE AGREEMENT



                                  By and Among


                            EuroAmerican Group Inc.,
                             a Delaware corporation


                            Tenfore Systems Limited,
                              a UK limited company


                                Tenfore R&D ApS,
                            a Danish private company


                        Tenfore Europe (Jersey) Limited,
                            a Jersey limited company











                                      Dated

                                 April 29, 1997

                               PURCHASE AGREEMENT


                                TABLE OF CONTENTS


   1.   PURCHASE AND SALE OF TENFORE SHARES  . . . . . . . . . . . . . .    1

   2.   PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . . .    1
        2.1.   Purchase Price  . . . . . . . . . . . . . . . . . . . . .    1
        2.2.   Stock Option  . . . . . . . . . . . . . . . . . . . . . .    1
        2.3.   Payment of Purchase Price . . . . . . . . . . . . . . . .    1

   3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF TENFORE
        COMPANIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        3.1.   Corporate . . . . . . . . . . . . . . . . . . . . . . . .    2
        3.2.   Tenfore Companies . . . . . . . . . . . . . . . . . . . .    3
        3.3.   No Violation  . . . . . . . . . . . . . . . . . . . . . .    4
        3.4.   Financial Statements  . . . . . . . . . . . . . . . . . .    5
        3.5.   Tax Matters . . . . . . . . . . . . . . . . . . . . . . .    5
        3.6.   Accounts Receivable . . . . . . . . . . . . . . . . . . .    5
        3.7.   Absence of Certain Changes  . . . . . . . . . . . . . . .    5
        3.8.   Absence of Undisclosed Liabilities  . . . . . . . . . . .    7
        3.9.   No Litigation . . . . . . . . . . . . . . . . . . . . . .    7
        3.10.  Compliance With Laws and Orders . . . . . . . . . . . . .    7
        3.11.  Title to and Condition of Properties  . . . . . . . . . .    8
        3.12.  Insurance . . . . . . . . . . . . . . . . . . . . . . . .    8
        3.13.  Contracts and Commitments . . . . . . . . . . . . . . . .    9
        3.14.  Labor Matters . . . . . . . . . . . . . . . . . . . . . .   10
        3.15.  Employee Benefit Plans  . . . . . . . . . . . . . . . . .   10
        3.16.  Trade Rights  . . . . . . . . . . . . . . . . . . . . . .   11
        3.17.  Major Customers and Suppliers . . . . . . . . . . . . . .   11
        3.18.  Product Warranty and Product Liability  . . . . . . . . .   12
        3.19.  Bank Accounts . . . . . . . . . . . . . . . . . . . . . .   12
        3.20.  Affiliates' Relationships to Company  . . . . . . . . . .   12
        3.21.  Assets of the Business  . . . . . . . . . . . . . . . . .   12
        3.22.  Adjusted Net Worth at Closing . . . . . . . . . . . . . .   12
        3.23.  No Brokers or Finders . . . . . . . . . . . . . . . . . .   13
        3.24.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . .   13

   4.   REPRESENTATIONS AND WARRANTIES OF EAG  . . . . . . . . . . . . .   13
        4.1.   Corporate . . . . . . . . . . . . . . . . . . . . . . . .   13
        4.2.   Authority . . . . . . . . . . . . . . . . . . . . . . . .   13
        4.3.   Capitalization of EAG . . . . . . . . . . . . . . . . . .   14
        4.4.   No Brokers or Finders . . . . . . . . . . . . . . . . . .   14
        4.5.   Disclosure  . . . . . . . . . . . . . . . . . . . . . . .   14
        4.6.   Investment Intent . . . . . . . . . . . . . . . . . . . .   14

   5.   COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
        5.1.   Stock Option  . . . . . . . . . . . . . . . . . . . . . .   14
        5.2.   Escrow Agreement  . . . . . . . . . . . . . . . . . . . .   14
        5.3.   License Agreement . . . . . . . . . . . . . . . . . . . .   14
        5.4.   Agency/Distribution Agreement with Tenfore-Italy  . . . .   14
        5.5.   Noncompetition; Confidentiality . . . . . . . . . . . . .   14
        5.6.   General Releases  . . . . . . . . . . . . . . . . . . . .   16
        5.7.   Access to Information and Records . . . . . . . . . . . .   16
        5.8.   Conduct of Business Pending the Closing . . . . . . . . .   17
        5.9.   Consents  . . . . . . . . . . . . . . . . . . . . . . . .   18
        5.10.  Other Action  . . . . . . . . . . . . . . . . . . . . . .   18
        5.11.  Disclosure Schedule . . . . . . . . . . . . . . . . . . .   18

   6.   CONDITIONS PRECEDENT TO EAG'S OBLIGATIONS  . . . . . . . . . . .   18
        6.1.   Representations and Warranties True of the Closing Date .   18
        6.2.   Compliance With Agreement . . . . . . . . . . . . . . . .   19
        6.3.   Absence of Litigation . . . . . . . . . . . . . . . . . .   19
        6.4.   Consents and Approvals  . . . . . . . . . . . . . . . . .   19
        6.5.   Material Contracts  . . . . . . . . . . . . . . . . . . .   19

   7.   CONDITIONS PRECEDENT TO TENFORE EUROPE'S OBLIGATIONS . . . . . .   19
        7.1.   Representations and Warranties True on the Closing Date .   19
        7.2.   Compliance With Agreement . . . . . . . . . . . . . . . .   19
        7.3.   Absence of Litigation . . . . . . . . . . . . . . . . . .   19

   8.   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   19
        8.1.   By Tenfore Europe . . . . . . . . . . . . . . . . . . . .   19
        8.2.   By EAG  . . . . . . . . . . . . . . . . . . . . . . . . .   20
        8.3.   Indemnification of Third-Party Claims . . . . . . . . . .   20
        8.4.   Payment . . . . . . . . . . . . . . . . . . . . . . . . .   21
        8.5.   Limitations on Indemnification  . . . . . . . . . . . . .   21
        8.6.   Return of Indemnification Payments in Certain
               Circumstances . . . . . . . . . . . . . . . . . . . . . .   23
        8.7.   Impact on Purchase Price  . . . . . . . . . . . . . . . .   23
        8.8.   No Waiver . . . . . . . . . . . . . . . . . . . . . . . .   23
        8.9.   Limit on Liability. . . . . . . . . . . . . . . . . . . .   23

   9.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        9.1.   Documents to be Delivered by Tenfore Companies  . . . . .   23
        9.2.   Documents to be Delivered by EAG  . . . . . . . . . . . .   25

   10.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        10.1.  Right of Termination Without Breach . . . . . . . . . . .   25
        10.2.  Termination for Breach  . . . . . . . . . . . . . . . . .   26
        10.3.  Arbitration . . . . . . . . . . . . . . . . . . . . . . .   26
        10.4.  Arbitrators . . . . . . . . . . . . . . . . . . . . . . .   27
        10.5.  Procedures; No Appeal . . . . . . . . . . . . . . . . . .   27
        10.6.  Authority . . . . . . . . . . . . . . . . . . . . . . . .   27
        10.7.  Entry of Judgment . . . . . . . . . . . . . . . . . . . .   27
        10.8.  Confidentiality . . . . . . . . . . . . . . . . . . . . .   27
        10.9.  Continued Performance . . . . . . . . . . . . . . . . . .   27
        10.10. Tolling . . . . . . . . . . . . . . . . . . . . . . . . .   27
        10.11. Escrow Agent Unnecessary  . . . . . . . . . . . . . . . .   27

   11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .   27
        11.1.  Disclosure Schedule . . . . . . . . . . . . . . . . . . .   27
        11.2.  Further Assurance . . . . . . . . . . . . . . . . . . . .   28
        11.3.  Post-Closing Covenants  . . . . . . . . . . . . . . . . .   28
        11.4.  Disclosures and Announcements . . . . . . . . . . . . . .   28
        11.5.  Assignment; Parties in Interest . . . . . . . . . . . . .   28
        11.6.  Law Governing Agreement . . . . . . . . . . . . . . . . .   29
        11.7.  Amendment and Modification  . . . . . . . . . . . . . . .   29
        11.8.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . .   29
        11.9.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   30
        11.10. Entire Agreement  . . . . . . . . . . . . . . . . . . . .   30
        11.11. Counterparts  . . . . . . . . . . . . . . . . . . . . . .   30
        11.12. Headings  . . . . . . . . . . . . . . . . . . . . . . . .   31
        11.13. Glossary of Terms . . . . . . . . . . . . . . . . . . . .   32


                               Disclosure Schedule

   Schedule 3.1.(d)         -    Interest in Business Entities
   Schedule 3.1.(e)         -    Directors And Officers
   Schedule 3.3             -    Violation, Conflict, Default
   Schedule 3.4             -    Financial Statements
   Schedule 3.5.(a)         -    Tax Returns
   Schedule 3.5.(b)         -    Tax Audits
   Schedule 3.6             -    Accounts Receivable (Aged Schedule)
   Schedule 3.7             -    Certain Changes
   Schedule 3.8             -    Off-Balance Sheet Liabilities
   Schedule 3.9             -    Litigation Matters
   Schedule 3.10.(a)        -    Non-Compliance with Laws
   Schedule 3.10.(b)        -    Licenses and Permits
   Schedule 3.11.(a)        -    Liens
   Schedule 3.12            -    Insurance
   Schedule 3.13.(a)        -    Real Property Leases
   Schedule 3.13.(b)        -    Personal Property Leases
   Schedule 3.13.(d)        -    Contracts With Affiliates
   Schedule 3.13.(f)        -    Collective Bargaining Agreements
   Schedule 3.13.(g)        -    Loan Agreements, etc.
   Schedule 3.13.(h)        -    Guarantees
   Schedule 3.13.(j)        -    Certain Restrictive Contracts
   Schedule 3.13.(k)        -    Material Contracts
   Schedule 3.14            -    Labor Matters
   Schedule 3.15.(a)        -    Employee Plans/Agreements
   Schedule 3.15.(c)        -    Future Commitments
   Schedule 3.16            -    Trade Rights
   Schedule 3.17.(a)        -    Major Customers
   Schedule 3.18.(b)        -    Dealers and Distributors
   Schedule 3.19            -    Bank Accounts
   Schedule 3.20.(a)        -    Contracts with Affiliates
   Schedule 3.20.(b)        -    No Adverse Interests
   Schedule 3.20.(c)        -    Obligations of and to Affiliates
   Schedule 3.21            -    Assets Not Owned By Subsidiaries
   Schedule 3.22            -    Pro-forma Balance Sheet


                                    Exhibits

   Exhibit A           -    Capitalization of EAG
   Exhibit B           -    Stock Option Agreement
   Exhibit C           -    Escrow Agreement
   Exhibit D           -    License Agreement
   Exhibit E           -    Agency/Distribution Agreement with Tenfore-Italia
   Spa
   Exhibit F           -    Agreements Excluded From General Releases
   Exhibit G           -    Material Contracts to be Assigned to Tenfore
   Systems
   Exhibit H           -    Nonsolicitation Agreement



                               PURCHASE AGREEMENT


             PURCHASE AGREEMENT (this "Agreement") dated April 29, 1997, by and among EuroAmerican Group Inc., a Delaware corporation ("EAG"), Tenfore Systems Limited, a UK limited company ("Tenfore Systems"), Tenfore R&D ApS, a Danish private company ("Tenfore R&D"), and Tenfore Europe (Jersey) Limited, a Jersey limited company ("Tenfore Europe").


                                    RECITALS

          1. Tenfore Europe is the owner of all the issued and outstanding shares of capital stock of Tenfore Systems ("Tenfore Systems Shares") and all the issued and outstanding shares of capital stock of Tenfore R&D ("Tenfore R&D Shares") (together, the "Tenfore Shares"). Tenfore Europe is also the owner of certain debt securities of Tenfore Systems and Tenfore R&D (together, the "Tenfore Debt," and along with the Tenfore Shares, the "Tenfore Securities").

          2. EAG desires to purchase from Tenfore Europe and Tenfore Europe desires to sell to EAG the Tenfore Securities for the Purchase Price (as hereinafter defined) and upon the terms and conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, EAG, Tenfore Systems, Tenfore R&D and Tenfore Europe (collectively, "Parties") hereto agree as follows.


   1.   PURCHASE AND SALE OF TENFORE SHARES

        Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) EAG shall purchase from Tenfore Europe and Tenfore Europe shall sell to EAG all of the Tenfore Securities.


   2.   PURCHASE PRICE - PAYMENT

        2.1. Purchase Price. The purchase price ("Purchase Price") payable for the Tenfore Securities shall be (a) 170,000 shares ("EAG Shares") of EAG's Series B Non-Voting Convertible Preferred Stock, par value $.001 per share ("EAG Series B Preferred Stock"), and (b) options to purchase 35,000 shares of EAG Series B Preferred Stock as described in Section 2.2 below ("Stock Option").

        2.2. Stock Option. The Stock Option will be exercisable for three years after the Closing Date with an exercise price of $20.00 per share.

        2.3. Payment of Purchase Price. The Purchase Price shall be paid by EAG as follows:

             2.3.(a) EAG Shares to Escrow Agent. At the Closing, EAG shall deliver to the Escrow Agent, under the Escrow Agreement (as defined in Section 5.2), a certificate representing 50,000 of the EAG Shares.

             2.3.(b) EAG Shares to Tenfore Europe. At the Closing, EAG shall deliver to Tenfore Europe a certificate (or certificates) representing 120,000 of the EAG Shares.


   3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF TENFORE COMPANIES


        Subject to the provisions of Section 8.9, Tenfore Europe, Tenfore Systems and Tenfore R&D (collectively, "Tenfore Companies"; individually, "Tenfore Company") make the following representations and warranties to EAG, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by EAG, or any knowledge of EAG other than as specifically disclosed in the Schedules of the Disclosure Schedule, including the bundles of documents identified as Bundles A through F, delivered to EAG on the date hereof ("Disclosure Schedule"), and shall survive the Closing of the transactions provided for herein. Each representation and warranty is made jointly and severally by Tenfore Europe and as the context indicates, by Tenfore Systems and Tenfore R&D (together, "Subsidiaries"; individually, "Subsidiary").

        3.1. Corporate.

             3.1.(a) Organization. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it has been incorporated or organized.

             3.1.(b) Corporate Power. Each Subsidiary has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

             3.1.(c) Qualification. Each Subsidiary is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary.

             3.1.(d) Subsidiaries. Except as set forth in Schedule 3.1.(d), neither Subsidiary owns any interest in any corporation, partnership or other entity.

             3.1.(e) Corporate Documents, etc. The copies of the Articles and Certificate of Incorporation or Articles and Memorandum of Association or Formation Agreement and By-Laws of each Subsidiary, including any amendments thereto, which have been delivered by Tenfore Europe to EAG are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of each Subsidiary which have been furnished to EAG for inspection are true, correct and complete and accurately reflect all material corporate action taken by each Subsidiary.

             3.1.(f) Capitalization of Tenfore Systems. The authorized capital stock of Tenfore Systems consists entirely of 1,000 shares of common stock, par value 1 pound per share. No shares of such capital stock are issued or outstanding except for the two Tenfore Systems Shares which are owned of record and beneficially by Tenfore Europe. All such shares of capital stock of Tenfore Systems are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of Tenfore Systems' capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Tenfore Systems or securities which are convertible into or exchangeable for capital stock or other securities of Tenfore Systems or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Tenfore Systems, any such convertible or exchangeable securities or any such options, warrants or other rights.

             3.1.(g) Capitalization of Tenfore R&D. The authorized capital stock of Tenfore R&D consists entirely of 125 shares of common stock, par value DKK 1,000 per share. All 125 shares of such capital stock are owned of record and beneficially by Tenfore Europe. All such shares of capital stock of Tenfore R&D are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of Tenfore R&D's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Tenfore R&D or securities which are convertible into or exchangeable for capital stock or other securities of Tenfore R&D or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Tenfore R&D, any such convertible or exchangeable securities or any such options, warrants or other rights.

        3.2. Tenfore Companies.

             3.2.(a) Power. Each Tenfore Company has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

             3.2.(b) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the respective boards of directors of each Tenfore Company and by the shareholder of the Subsidiaries, and no other or further corporate act on the part of any such shareholder or on the part of the shareholders of Tenfore Europe is necessary therefor.

             3.2.(c) Validity. This Agreement has been duly and validly executed and delivered by each Tenfore Company and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Tenfore Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

             3.2.(d) Title. Tenfore Europe has, and at Closing EAG will receive, good and marketable title to the Tenfore Shares to be sold by Tenfore Europe hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

             3.2.(e) Certain Securities Law Matters. Tenfore Europe is an "accredited investor" within the meaning of Rule 501(a) under the United States Securities Act of 1933, as amended (the "Securities Act"), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the EAG Shares. Tenfore Europe acknowledges being furnished by EAG with the periodic filings EAG has made with the United States Securities and Exchange Commission during EAG's fiscal year beginning June 1, 1996, and further acknowledges that EAG has made available to Tenfore Europe all documents, exhibits and information that Tenfore Europe has requested relating to EAG and the acquisition of the EAG Shares hereunder. Tenfore Europe further acknowledges that it has been given an opportunity, a reasonable time prior to the date hereof, (i) to ask questions and receive satisfactory answers concerning the EAG Shares to be acquired hereunder, EAG and its business and (ii) to obtain additional information necessary to verify the accuracy of any such information. Tenfore Europe hereby acknowledges and agrees that the EAG Shares to be acquired pursuant to this Agreement are being acquired for investment purposes only and for Tenfore Europe's own account, not on behalf of others, and not with a view to resell or to otherwise distribute such shares and Tenfore Europe further acknowledges and agrees that it will not offer or sell or otherwise distribute such shares in the United States or to "U.S. persons" (as such term is defined in Rule 902(o) under the Securities Act) without registration under the Securities Act and other applicable securities laws or except pursuant to an applicable exemption therefrom. Tenfore Europe acknowledges that it is not a U.S. person and is not acquiring the EAG Shares for the account or benefit of any U.S. person and further acknowledges that it has not been offered the EAG Shares through any form of general advertising or general solicitation. Tenfore Europe acknowledges that it is a Jersey limited company and that all communications and information, written or oral, concerning, among other things, the EAG Shares to be acquired hereunder and EAG, have been directed to or received by Tenfore Europe in England. Tenfore Europe understands that certificates representing the EAG Shares to be delivered hereunder will bear the following legend reflecting restrictions on transfer:

             "The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or under any other applicable securities laws. The securities may not be sold, transferred, assigned, pledged or otherwise disposed of at any time unless they are registered under the Securities Act and such other applicable laws or unless, in the opinion of legal counsel for EuroAmerican Group Inc., such disposition will not result in a violation of the Securities Act or any other applicable securities laws."

        3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by the Tenfore Companies of the transactions contemplated hereby and thereby (a) will, to the best knowledge and belief of the Tenfore Companies, violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of any Tenfore Company (or the Shares) under, any term or provision of the Articles and Certificate of Incorporation or Articles and Memorandum of Association or Formation Agreement or By-Laws of any Tenfore Company or to the best knowledge and belief of the Tenfore Companies of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any Tenfore Company or by which Tenfore Company or any of its assets or properties may be bound or affected.

        3.4. Financial Statements. Included as Schedule 3.4 are complete copies of the unaudited financial statements of Tenfore Systems and Tenfore R&D, respectively, consisting of (i) balance sheets of such companies as of December 31, 1996 (the "Recent Balance Sheet"), and (ii) the related statements of income for the year then ended (including the notes contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles used in the United Kingdom (except for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of the companies, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations of Company as of the date and for the year indicated.

        3.5. Tax Matters.

             3.5.(a) Tax Returns Filed. Except as set forth on Schedule 3.5.(a), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of each Subsidiary have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Each Subsidiary has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of said Subsidiary.

             3.5.(b) Tax Audits. Except as set forth on Schedule 3.5.(b), all income, franchise and other tax returns of each Subsidiary have been audited by the appropriate taxing authorities. No Subsidiary has received from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by such Subsidiary.

        3.6. Accounts Receivable. To the best knowledge and belief of the Tenfore Companies, all accounts receivable of each Subsidiary reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are net of provisions collectible in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

        3.7. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.7, to the best knowledge and belief of the Tenfore Companies, since the date of the Recent Balance Sheet there has not been:

             3.7.(a) No Adverse Change. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of either Subsidiary;

             3.7.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting either Subsidiary's business or properties;

             3.7.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of either Subsidiary (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

             3.7.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of either Subsidiary.

             3.7.(e) No Commitments. Any commitment or transaction by either Subsidiary (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

             3.7.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of either Subsidiary's capital stock; any redemption, purchase or other acquisition by either Subsidiary of any capital stock of such Subsidiary, or any security relating thereto; or any other payment to any shareholder of such Subsidiary as such a shareholder;

             3.7.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of either Subsidiary, except for the sale of inventory items in the ordinary course of business;

             3.7.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by either Subsidiary;

             3.7.(i) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of either Subsidiary;

             3.7.(j) No Amendment of Contracts. Any entering into, amendment or termination by either Subsidiary of any material contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

             3.7.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all directors and officers of either Subsidiary; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

             3.7.(l) No Unusual Events. Any other event or condition not in the ordinary course of business of either Subsidiary.

        3.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedules 3.7 or 3.8, neither Subsidiary has any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have an adverse effect on the business, financial condition or results of operations of such Subsidiary. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.8, no Tenfore Company has knowledge of any basis for the assertion against any Subsidiary of any liability and to the best knowledge and belief of the Tenfore Companies, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of each Subsidiary's business and consistent with past practice.

        3.9. No Litigation. Except as set forth in Schedule 3.9 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or threatened against either Subsidiary, its directors (in such capacity), its business or any of its assets, nor does any Tenfore Company know, or have grounds to know, of any basis for any Litigation. Schedule 3.9 also identifies all Litigation to which either Subsidiary or any of its directors (in such capacity) have been parties since January 1, 1995. Except as set forth in
   Schedule 3.9, neither Subsidiary nor its business or assets is subject to any Order of any Government Entity.

        3.10.    Compliance With Laws and Orders.

             3.10.(a) Compliance. Except as set forth in Schedule 3.10.(a), to the best knowledge and belief of the Tenfore Companies, each Subsidiary (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, environment, building and sanitation, employment, retirement and labor relations and product advertising. Except as set forth in
        Schedule 3.10.(a), neither Subsidiary has received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by each Subsidiary with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                 (i) The operation of each Subsidiary's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                 (ii) Each Subsidiary has made all required payments to its unemployment compensation, social security and similar reserve accounts with the appropriate governmental departments of the jurisdictions where it is required to maintain such accounts, and each of such accounts has a positive balance.

             3.10.(b) Licenses and Permits. Except as set forth in Schedule 3.10(b), to the best knowledge and belief of the Tenfore Companies, each Subsidiary has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certifications required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.10.(b), each Subsidiary (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

        3.11.    Title to and Condition of Properties.

             3.11.(a) Marketable Title. Each Subsidiary has good and marketable title to all of such Subsidiary's assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.11. None of such Subsidiary's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Subsidiary's title thereto will not be affected in any way by the transactions contemplated hereby.

             3.11.(b) Condition. All property and assets reflected in the Recent Balance Sheet and owned or utilized by each Subsidiary are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of such Subsidiary).

             3.11.(c) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of either Subsidiary is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of the knowledge of any Tenfore Company has any such condemnation, expropriation or taking been proposed.

        3.12. Insurance. Set forth in Schedule 3.12 is a description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of each Subsidiary, true and correct copies of which have heretofore been delivered to EAG. No notice of cancellation or termination has been received with respect to any such policy, and no Tenfore Company has knowledge of any act or omission of either Subsidiary which could result in cancellation of any such policy prior to its scheduled expiration date. There is no claim by either Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and no Tenfore Company knows of any basis for denial of any claim under any such policy.

        3.13.    Contracts and Commitments.

             3.13.(a) Real Property Leases. Except as set forth in Schedule 3.13.(a), neither Subsidiary has leases of real property.

             3.13.(b) Personal Property Leases.  Except as set forth in
        Schedule 3.13.(b), neither Subsidiary has leases of personal property involving consideration or other expenditure in excess of $60,000 per annum or involving performance over a period of more than twelve months.

             3.13.(c) Purchase Commitments. Neither Subsidiary has purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage, or which are at an excessive price.

             3.13.(d) Contracts With Affiliates and Certain Others. Except as set forth in Schedule 3.13.(d), neither Subsidiary has agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by said Subsidiary on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

             3.13.(e) Powers of Attorney. Neither Subsidiary has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

             3.13.(f) Collective Bargaining Agreements. Except as set forth in Schedule 3.13.(f), neither Subsidiary is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

             3.13.(g) Loan Agreements. Except as set forth in Schedule 3.13.(g), neither Subsidiary is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

             3.13.(h) Guarantees. Except as disclosed on Schedule 3.13.(h), neither Subsidiary has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

             3.13.(i) Contracts Subject to Renegotiation. Neither Subsidiary is a party to any contract with any governmental body which is subject to renegotiation.

             3.13.(j) Burdensome or Restrictive Agreements. Neither Subsidiary is a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of such Subsidiary. Without limiting the generality of the foregoing, except as set forth in Schedule 3.13(j), neither Subsidiary is a party to nor is it bound by any agreement requiring such Subsidiary to assign any interest in any trade secret or proprietary information, or prohibiting or restricting such Subsidiary from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

             3.13.(k) Other Material Contracts. Neither Subsidiary has any lease, contract or commitment of any nature involving consideration or other expenditure in excess of $60,000 per annum, or involving performance over a period of more than twelve months, or which is otherwise individually material to the operations of such Subsidiary, except as explicitly described in Schedule 3.14.(k) or in any other Schedule.

             3.13.(l) No Default. Neither Subsidiary is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of such Subsidiary's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by the Subsidiary. No third party is in default under any lease, contract or commitment to which the Subsidiary is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

        3.14. Labor Matters. Except as set forth in Schedule 3.14, within the last five years neither Subsidiary has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.14, (a) to the best knowledge and belief of the Tenfore Companies, each Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against either Subsidiary pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting either Subsidiary nor any secondary boycott with respect to products of either Subsidiary; (d) no question concerning representation has been raised or is threatened respecting the employees of either Subsidiary; (e) no grievance which might have a material adverse effect on either Subsidiary, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against either Subsidiary concerning alleged employment discrimination or other employment related matters pending or threatened before or any Government Entity.

        3.15.    Employee Benefit Plans.

             3.15.(a) Disclosure. Except as set forth in Schedule 3.15.(a), neither Subsidiary has any pension, profit sharing, retirement, bonus other than incentive bonus, medical, dental, life, accident insurance, benefit, disability, group insurance, executive or deferred compensation, and other similar fringe or employee benefit plans, programs and arrangements, "golden parachutes," collective bargaining agreements, severance agreements or plans, programs, arrangements and policies, including, without limitation, any employee manuals, or any written or binding oral statements of policies, which are provided to, for the benefit of, or relate to, any persons employed by either Subsidiary. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement."

             3.15.(b) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of either Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

             3.15.(c) Future Commitments. Except as set forth in Schedule 3.15.(c), neither Subsidiary has made or announced any plan or legally binding commitment to create any Employee Plans/Agreements.

        3.16. Trade Rights. Schedule 3.16 lists all Trade Rights (as defined below), including but not limited to the Tenfore name, in which either Subsidiary now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by the Subsidiary, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.16 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of each Subsidiary, as such is currently being conducted or proposed to be conducted, such Subsidiary does not require any Trade Rights that it does not already have. Neither Subsidiary is infringing and has not infringed any Trade Rights of another in the operation of the business of such Subsidiary, nor is any other person infringing the Trade Rights of the Subsidiary. Neither Subsidiary has granted any license or made any assignment of any Trade Right listed on Schedule 3.16, nor does either Subsidiary pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge such Subsidiary's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of such Subsidiary. All Trade Rights of each Subsidiary are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of such Subsidiary. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by either Subsidiary. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing, in each case as the foregoing relates to the Business. The foregoing representations and warranties are given to the best knowledge and belief of the Tenfore Companies.

        3.17.    Major Customers and Suppliers.

             3.17.(a) Major Customers. Schedule 3.17.(a) contains a list of the five largest customers, including distributors, of each Subsidiary for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. No Tenfore Company has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.17.(a) will not continue to be customers of the business of the Subsidiary after the Closing at substantially the same level of purchases as heretofore.

             3.17.(b) Distributors and Sales Agents. Schedule 3.17.(b) contains a list of all distributors and sales agents of each Subsidiary, together with representative copies of all distributor and sales agent contracts, and a description of all substantial modifications or exceptions.

        3.18. Product Warranty and Product Liability. Neither Subsidiary has made any warranty for sales of Products (as defined below) and there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Neither Subsidiary has ever been party to a product liability claim or similar Litigation relating to products manufactured or sold, or services rendered. There are no material defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. Such products have received all governmental approvals necessary to allow their sale and use. As used in this Section 3.18, the term "Products" means any and all products or services currently or at any time previously distributed, sold or provided by either Subsidiary or by any predecessor of either Subsidiary under any brand name or mark under which products are or have been manufactured, distributed or sold by either Subsidiary.

        3.19. Bank Accounts. Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which either Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

        3.20.    Affiliates' Relationships to Company.

             3.20.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between either Subsidiary and any Affiliate are described on Schedule 3.20.(a).

             3.20.(b) No Adverse Interests. Except as set forth in Schedule 3.20.(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with either Subsidiary or is competitive with either Subsidiary business, or (ii) any property, asset or right which is used by either Subsidiary in the conduct of its business.

             3.20.(c) Obligations. All obligations of any kind whatsoever of any Affiliate to either Subsidiary, and all obligations, of any kind whatsoever of either Subsidiary to any Affiliate, are listed on
        Schedule 3.20.(c).

        3.21. Assets of the Business. Except as set forth in Schedule 3.21, each Subsidiary presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements of the financial services business of the Tenfore Companies as presently conducted (the "Business").

        3.22. Adjusted Net Worth at Closing. On the Closing Date, the Subsidiaries will present a Schedule of Liquid Net Worth Deficiency as herein defined. Liquid Net Worth Deficiency shall mean the aggregate amount of the Subsidiaries' current liabilities determined in accordance with generally accepted accounting standards used in the United Kingdom ("UKGAAP"), less the aggregate amount of the Subsidiaries' Current Assets, determined in accordance with UKGAAP. Subsidiaries' Current Assets will include: the aggregate amount of the Subsidiaries' cash balance, plus receivables from customers less than 120 days old, net of an allowance for doubtful accounts, plus inventories on hand. To the extent that the Liquid Net Worth Deficiency exceeds $100,000, the amount in excess of $100,000 shall be paid in cash at Closing by Tenfore Europe to EAG.

        3.23. No Brokers or Finders. No Tenfore Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        3.24. Disclosure. No representation or warranty by any Tenfore Company in this Agreement, nor in any certificate, or Exhibit hereto furnished or to be furnished by or on behalf of any Tenfore Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, or Exhibit shall be deemed representations and warranties by the respective Tenfore Company which delivered the same.


   4.   REPRESENTATIONS AND WARRANTIES OF EAG

        EAG makes the following representations and warranties to the Tenfore Companies, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by the Tenfore Companies or any notice to the Tenfore Companies, and shall survive the Closing of the transactions provided for herein.

        4.1. Corporate.

             4.1.(a) Organization. EAG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

             4.1.(b) Corporate Power. EAG has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by EAG and to carry out the transactions contemplated hereby and thereby.

        4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by EAG pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of EAG. No other corporate act or proceeding on the part of EAG or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by EAG pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by EAG pursuant hereto will constitute, valid and binding agreements of EAG, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

        4.3. Capitalization of EAG. The authorized capital stock of EAG consists entirely of 37,000,000 shares, consisting of 2,000,000 shares of Preferred Stock, $.001 par value per share, and 35,000,000 shares of Common Stock, $.001 par value per share. Exhibit A lists the number of issued and outstanding shares of such capital stock, as well as the number and a brief description of any (a) securities convertible into or exchangeable for any of EAG's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of EAG or securities which are convertible into or exchangeable for capital stock of EAG or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity security of EAG, any such convertible or exchangeable securities or any such options, warrants or other rights.

        4.4. No Brokers or Finders. Neither EAG nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        4.5. Disclosure. No representation or warranty by EAG in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of EAG pursuant to this Agreement, any exhibit to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

        4.6. Investment Intent. The Tenfore Shares are being acquired by EAG for investment only and not with the view to resale or other distribution.


   5.   COVENANTS

        5.1. Stock Option. At the Closing, EAG and Tenfore Europe shall execute and deliver an Option Agreement substantially in the form of Exhibit B hereto.

        5.2. Escrow Agreement. At the Closing, Tenfore Europe and EAG shall execute and deliver an Escrow Agreement ("Escrow Agreement") substantially in the form of Exhibit C hereto.

        5.3. License Agreement. At the Closing, Tenfore Europe shall deliver a fully executed license ("License Agreement"), whereby Montana Services Ltd., an affiliate of Tenfore Europe, grants Tenfore Systems a license for use of the technology and software of Tenfore Europe's financial services division, substantially in the form of Exhibit D hereto.

        5.4. Agency/Distribution Agreement with Tenfore-Italy. At the Closing, Tenfore Europe shall deliver a fully executed Agency/Distribution Agreement with Tenfore Italia Spa (the "Agency/Distribution Agreement"), substantially in the form of Exhibit E hereto.

        5.5. Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to EAG to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Subsidiaries being acquired pursuant to this Agreement, Tenfore Europe hereby covenants and agrees as follows:

             5.5.(a) Covenant Not to Compete. For a period of five years from the Closing Date, Tenfore Europe will not, directly or indirectly, collectively or individually:

                 (i) engage in, continue in or carry on any business which competes with the business of either Subsidiary on the Closing Date or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                 (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of either Subsidiary or EAG in any aspect with respect to the business currently carried on by either Subsidiary, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                 (iii) offer employment to an employee of either Subsidiary, without the prior written consent of EAG; or

                 (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business;

        provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The Parties agree that the geographic scope of this covenant not to compete shall extend worldwide which is the current scope of the business of Tenfore Europe. The Parties agree that EAG may not sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity without the prior written consent of Tenfore Europe, which consent shall not be unreasonably withheld. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Notwithstanding the foregoing, Tenfore Europe may carry on the Business through licensees of Tenfore Europe or directly by Tenfore Europe in France and in the territories of France. Further, the Parties understand and agree that Montana Services Limited ("Montana") has granted a license of certain intellectual property rights to an Italian company to carry on activities similar to the Business.

             5.5.(b)   Covenant of Confidentiality.  Tenfore Europe shall
        not at any time subsequent to the Closing, except as explicitly requested by EAG, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning either Subsidiary. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which either Subsidiary has an interest, all customer lists and customer information, and all other information concerning the Subsidiaries' processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by said Subsidiaries. The Parties agree that Montana and Tenfore Europe will be using their respective intellectual property rights
        (x) other than for financial information in connection with their operations, (y) in France and the territories of France for any purpose, and (z) for the grant of a license to Tenfore Italia Spa.

             5.5.(c)   Equitable Relief for Violations.  Tenfore Europe
        agrees that the provisions and restrictions contained in this Section
        5.5 are necessary to protect the legitimate continuing interests of EAG in acquiring the Tenfore Securities, and that any violation or breach of these provisions will result in irreparable injury to EAG for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to EAG for such violation or breach and regardless of any other provision contained in this Agreement, EAG shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this
        Section 5.5.

        5.6. General Releases. At the Closing, Tenfore Europe shall deliver general releases to EAG, in form and substance satisfactory to EAG and its counsel, releasing the Subsidiaries and the directors, officers, agents and employees of the Subsidiaries from all Claims (as defined in Section 8.1) to the Closing Date, except (i) to the extent the Subsidiaries are liable to Tenfore Europe pursuant to the Hive Down Agreement among the Tenfore Companies dated as of April 15, 1997 ("Hive-Down Agreement") or the assignment of loans by Tenfore Europe to Tenfore Systems or any other written agreement approved by the Parties as set forth in Exhibit F hereto ("Excluded Agreements"), and (ii) in the case of persons who are employees of the Subsidiaries, compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against the Subsidiaries, with respect to representations, warranties or covenants made herein by the Subsidiaries.

        5.7. Access to Information and Records. During the period prior to the Closing, Tenfore Europe shall, and shall cause the Subsidiaries to, give EAG, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Business for the purpose of such inspection, investigation and testing as EAG deems appropriate (and each Subsidiary shall furnish or cause to be furnished to EAG and its representatives all information with respect to the business and affairs of said Subsidiaries as EAG may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as EAG reasonably desires; and (iii) with the prior consent of the Subsidiary in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Subsidiary.

        5.8. Conduct of Business Pending the Closing.

             5.8.(a)   Except as otherwise contemplated in this Agreement or
        approved in writing by EAG, which approval shall not be unreasonably withheld, from the date hereof until the Closing, each Subsidiary covenants as follows, and Tenfore Europe shall cause each of the following to occur:

                 (i) No Changes. Each Subsidiary will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

                 (ii) Maintain Organization. Each Subsidiary will take such action as may be necessary to maintain, preserve, renew and keep in force and effect the existence, rights and franchises of said Subsidiary and will use its best efforts to preserve the business organization of the Subsidiary intact, to keep available to the Subsidiary the present officers and employees, and to preserve for the Subsidiary its present relationships with suppliers and customers and others having business relationships with the Subsidiary.

                 (iii) No Breach.  Each Subsidiary will not do or omit any
             act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by said Subsidiary herein, or which would have required disclosure on Schedule 3.7 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement, except as otherwise set forth in the Hive Down Agreement.

                 (iv) No Material Contracts. No contract or commitment will be entered into, and no purchase of supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of each Subsidiary, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Subsidiary (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement and the Excluded Agreements.

                 (v) No Corporate Changes. Each Subsidiary shall not amend its Articles and Certificate of Incorporation or Articles and Memorandum of Association Formation Agreement or By-Laws or make any changes in authorized or issued capital stock.

                 (vi) Maintenance of Insurance. Each Subsidiary shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by EAG.

                 (vii) Maintenance of Property.  Each Subsidiary shall use, operate, maintain and repair all property of such Subsidiary in a normal business manner.

                 (viii) Interim Financials. Each Subsidiary will provide EAG with interim monthly financial statements and other management reports as and when they are available.

                 (ix) No Negotiations. Neither Subsidiary nor Tenfore Europe will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Subsidiary or its assets or business or any part thereof or any equity securities of the Subsidiary (an "acquisition proposal"), and said Subsidiary and Tenfore Europe shall immediately advise EAG of the receipt of any acquisition proposal.

             5.8.(b)   From the date hereof until the Closing, except as
        otherwise approved in writing by Tenfore Europe, EAG shall not take any action in connection with its assistance in operating the Business that, to the best knowledge and belief of EAG, would cause a breach of any of the representations and warranties made by Tenfore Europe and the Subsidiaries in this Agreement.

        5.9. Consents. The Tenfore Companies will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

        5.10. Other Action. The Tenfore Companies shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the Parties' obligations to consummate the transactions contemplated in this Agreement.

        5.11. Disclosure Schedule. The Tenfore Companies shall have a continuing obligation to promptly notify EAG in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.


   6.   CONDITIONS PRECEDENT TO EAG'S OBLIGATIONS

        Each and every obligation of EAG to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        6.1. Representations and Warranties True of the Closing Date. Each of the representations and warranties made by each of the Tenfore Companies in this Agreement, and the statements contained in the Disclosure Schedule (exluding statements contained in any document included or deemed to be included in the Disclosure Schedule) or in any certificate or Exhibit delivered by the Tenfore Companies pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by EAG.

        6.2. Compliance With Agreement. Each of the Tenfore Companies shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

        6.3. Absence of Litigation. No Material Litigation (as defined below) shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against EAG, either Subsidiary or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby. For purposes of
   Section 6.3 and Section 7.3 only, "Material Litigation" shall mean any Litigation involving claims that could exceed $10,000 or that could adversely impact EAG, either Subsidiary or any affiliates, officers or directors of any of them with respect to the transactions contemplated hereby.

        6.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to EAG not less than two business days prior to the Closing.

        6.5. Material Contracts. Each of the Contracts listed on Exhibit G shall have been assigned to or entered into by the indicated Subsidiary and all approvals, consents and waivers required in connection with such assignments shall have been obtained.


   7.   CONDITIONS PRECEDENT TO TENFORE EUROPE'S OBLIGATIONS

        Each and every obligation of Tenfore Europe to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by EAG in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        7.2. Compliance With Agreement. EAG shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by EAG prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

        7.3. Absence of Litigation. No Material Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against EAG, either Subsidiary or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.


   8.   INDEMNIFICATION

        8.1. By Tenfore Europe.  Subject to the terms and conditions of this
   Article 8, Tenfore Europe hereby agrees to indemnify, defend and hold harmless EAG, its directors, officers, employees and controlled and controlling persons (hereinafter, "EAG's Affiliates") and the Subsidiaries from and against all Claims asserted against, resulting to, imposed upon, or incurred by EAG, EAG's Affiliates or any Subsidiary, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Tenfore Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purposes of Section 6.1), or
   (b) the breach of any covenant of any Tenfore Company contained in this Agreement, or (c) the litigation involving Tenfore R&D in Denmark, or (d) the litigation involving Tenfore Systems in France. As used in this
   Article 8, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

        8.2. By EAG. Subject to the terms and conditions of this Article 8, EAG hereby agrees to indemnify, defend and hold harmless Tenfore Europe, its directors, officers, employees and controlled and controlling persons (hereinafter "Tenfore Europe's Affiliates") from and against all Claims asserted against, resulting to, imposed upon or incurred by Tenfore Europe or Tenfore Europe's Affiliates, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of EAG contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purposes of Section 7.1), or (b) the breach of any covenant of EAG contained in this Agreement.

        8.3. Indemnification of Third-Party Claims. The obligations and liabilities of any Party to indemnify any other under this Article 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

             8.3.(a)   Notice and Defense.  The party or parties to be
        indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

             8.3.(b)   Failure to Defend.  If the Indemnifying Party, within
        a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

             8.3.(c)   Indemnified Party's Rights.  Anything in this Section
        8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

        8.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

        8.5. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

             8.5.(a)   Time Limitation.  No claim or action shall be brought
        under this Article 8 for breach of representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of the Agreement:

                 (i) Any claim or action brought for breach of any representation or warranty made by the Tenfore Companies in or pursuant to Section 3.1, 3.2 and 3.3 may be brought at any time within seven years following the Closing, and the Tenfore Companies hereby waive all applicable statutory or common law limitation periods with respect thereto.

                 (ii) Any claim or action brought for breach of any representation or warranty made by the Tenfore Companies in or pursuant to Section 3.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal, state, foreign, county, local or other laws relating thereto (as such period may be extended by waiver).

                 (iii) Any claim made by a party hereunder for breach of a
             representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                 (iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

             8.5.(b)   Minimum Amount Limitation.  An Indemnified Party
        shall not be entitled to indemnification under this Article 8 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 8 (but for this Section 8.5.(b)) exceeds $100,000, but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties; provided, however, that this limitation shall not apply to a breach of the representation or warranty made by the Tenfore Companies in or pursuant to Section 3.22.

             8.5.(c)   Maximum Amount Limitation.  The total aggregate
        liability of an Indemnifying Party under this Article 8 for Claims shall not exceed an amount equal to the Market Value (as defined below) of 17,000,000 shares of EAG's Common Stock, $.001 par value per share ("EAG Common Stock"), calculated as of the date of final determination of the Claim(s) ("Determination Date"). The "Market Value" with respect to EAG's Common Stock shall mean the quotient of
        (i) the sum of the average of the final bid and final asked prices of EAG Common Stock for the previous ten trading days, divided by (ii) ten. Notwithstanding any other provision herein set forth, (y) Tenfore Europe shall have the right to transfer to EAG in full and final satisfaction of any Claim(s) all of the EAG Shares or such number of EAG Shares as upon a deemed conversion thereof calculated as of the Determination Date of the Claim(s) will have a Market Value equal to the value of such Claim(s), and (z) EAG shall have the right to transfer to Tenfore Europe in full and final satisfaction of any Claim(s) such number of shares of EAG's Common Stock as will have a Market Value calculated as of the Determination Date of the Claims(s) equal to the value of such Claim(s).

             8.5.(d)   Insurance Claims and Offset.  The Indemnified Party
        shall use its best efforts to obtain any amounts recoverable with respect to any Claim under any applicable insurance policies; provided, however, that the Indemnified Party shall not be obligated to obtain any such amounts if the increase identified in clause (i) of the immediately following sentence exceeds the amount of the Claim. The obligation of an Indemnifying Party to indemnify any Claim under this Article 8 shall be reduced by any amounts actually and irrevocably recovered by the Indemnified Party or any of its subsidiaries with respect to such Claim or the underlying facts under such insurance policies or if the Indemnified Party has already been paid by the Indemnifying Party with respect to such Claim then the amounts so recovered as aforesaid shall be paid as reimbursement by said Indemnified Party to the Indemnifying Party, (i) net of any increase that will occur, or is reasonably likely to occur, in insurance premiums payable by the Indemnified Party, whether by retrospective premium adjustments or any other premium increase under the policy or policies under which the insurance claim is made or any other policy, where the increase results directly from filing the insurance claim and (ii) less, dollar for dollar, the amount by which the insurance claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other insurance claims made under the applicable policy or policies, exceeds the policy coverage limit; provided, however, that this subsection shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Nothing contained in this Section 8.5(d) shall be deemed to create an obligation of any party hereto to maintain any form or level of insurance after the closing, to name any other party as an additional insured or to obtain approval for any waiver of rights of subrogation.

             8.5.(e)   Credit  The obligation of an Indemnifying Party to
   indemnify any Claim under this Article 8 shall be reduced by the amount of any credit, recovery or other benefit actually and irrevocably paid to or obtained by the Indemnified Party with respect to such Claim.

        8.6. Return of Indemnification Payments in Certain Circumstances.
   The Indemnified Party shall repay so much of any amount which is paid by the Indemnifying Party in respect of any Claim for breach of any of the representations and warranties or otherwise under this Agreement and which is subsequently recovered by or paid to the Indemnified Party by any third party (such repayment to be made forthwith upon the Indemnified Party receiving the same).

        8.7. Impact on Purchase Price. Any payments of indemnification under this Article 8 shall be deemed to be adjustments to the Purchase Price.

        8.8. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 10.2.

        8.9. Limit on Liability. Notwithstanding other provisions in this Agreement set forth, neither Tenfore Europe nor either Subsidiary shall have any liability for any Claim under the warranties set forth in Article 3 or under this Article 8 or otherwise howsoever arising under or pursuant to this Agreement in respect of matters fairly disclosed in this Agreement including the Disclosure Schedule and the itemized Schedules identified on page iv hereof; the Exhibits identified on page v hereof; the documents specifically required pursuant to Section 9.1 hereof to be delivered by the Tenfore Companies; and the itemized documents referenced in the narrative portion of the various Schedules contained in the aforesaid Disclosure Schedule.


   9.   CLOSING

        The closing of this transaction (the "Closing") shall take place at the offices of TenFore Europe, 1/3 Newton Street, London, England, at noon local time, on April 29, 1997, or at such other time and place as the Parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

        9.1. Documents to be Delivered by Tenfore Companies. At the Closing, the Tenfore Companies shall deliver to EAG the following documents, in each case duly executed or otherwise in proper form:

             9.1.(a)   Securities Certificates.  Certificates representing
        the Tenfore Securities, duly endorsed for transfer or with duly executed stock powers attached.

             9.1.(b)   Compliance Certificate.  A certificate signed by each
        of the Tenfore Companies that each of the respective representations and warranties made by said Tenfore Companies in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by EAG), and that each of the Tenfore Companies have performed and complied with all of said Companies' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

             9.1.(c)   Nonsolicitation Agreement.  A Nonsolicitation
        Agreement, substantially in the form of Exhibit H hereto, duly executed by Robert Horvath.

             9.1.(d)   Certified Resolutions.  Certified copies of the
        resolutions of the Board of Directors of each Tenfore Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

             9.1.(e)   Articles; By-Laws.  A copy of the organizational
        documents of the Subsidiaries certified by the Managing Director of said Subsidiaries, and a copy of the Articles and Certificate of Incorporation or Articles and Memorandum of Association or Formation Agreement of each Subsidiary certified by the appropriate governmental authority, court, or agency of such Subsidiary's organizational jurisdiction.

             9.1.(f)   Incumbency Certificate.  Incumbency certificates
        relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to EAG pursuant to the terms hereof.

             9.1.(g)   General Releases.  The General Releases referred to
        in Section 5.6, duly executed by the persons referred to in such Section.

             9.1.(h)   Resignations.  The resignations of all officers and
        directors of the Subsidiaries, effective as of the Closing Date and in form satisfactory to EAG's counsel.

             9.1.(i)   Escrow Agreement.  The Escrow Agreement referred to
        in Section 5.2, duly executed on behalf of Tenfore Europe.

             9.1.(j)   License Agreement.  The License Agreement referred to
        in Section 5.3, duly executed on behalf of Montana and Tenfore
        Systems.

             9.1.(k)   Agency/Distribution Agreement.  The
        Agency/Distribution Agreement referred to in Section 5.4, duly executed on behalf of Tenfore Systems and Tenfore Italia Spa.

             9.1.(l)   Tenfore Debt Assignment.  The Assignment of the
        Tenfore Debt from Tenfore Europe to EAG, duly executed and delivered by Tenfore Europe and each Subsidiary.

             9.1.(m)   Other Documents.  All other documents, instruments or
        writings required to be delivered to EAG at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as EAG may reasonably request.

        9.2. Documents to be Delivered by EAG. At the Closing, EAG shall deliver to Tenfore Europe the following documents, in each case duly executed or otherwise in proper form:

             9.2.(a)   EAG Shares.  To the Escrow Agent and Tenfore Europe,
        stock certificates representing the EAG Shares as provided for in
        Section 2.2.

             9.2.(b)   Compliance Certificate.  A certificate signed by the
        chief executive officer of EAG that the representations and warranties made by EAG in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Tenfore Europe), and that EAG has performed and complied with all of EAG's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

             9.2.(c)   Certified Resolutions.  A certified copy of the
        resolutions of the Board of Directors of EAG authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

             9.2.(d)   Incumbency Certificate.  Incumbency certificates
        relating to each person executing any document executed and delivered to Tenfore Europe by EAG pursuant to the terms hereof.

             9.2.(e)   Stock Option.  The Stock Option referred to in
        Section 5.1, duly executed on behalf of EAG.

             9.2.(f)   Escrow Agreement.  The Escrow Agreement referred to
        in Section 5.2., duly executed on behalf of EAG.

             9.2.(g)   Tenfore Debt Assignment.  The Assignment of the
        Tenfore Debt from Tenfore Europe to EAG, duly executed and delivered by EAG.

             9.2.(h)   Other Documents.  All other documents, instruments or
        writings required to be delivered to Tenfore Europe at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Tenfore Europe may reasonably request.



   10.  TERMINATION

        10.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
   Closing:

             10.1.(a)  by mutual written agreement of EAG and Tenfore
        Europe, or

             10.1.(b) by either EAG or Tenfore Europe if the Closing shall not have occurred on or before May 31, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

        10.2.    Termination for Breach.

             10.2.(a) Termination by EAG. If (i) there has been a material violation or breach by any Tenfore Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by EAG, or (ii) there has been a failure of satisfaction of a condition to the obligations of EAG which has not been so waived, or (iii) any Tenfore Company shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then EAG may, by written notice to Tenfore Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof.

             10.2.(b) Termination by Tenfore Europe. If (i) there has been a material violation or breach by EAG of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Tenfore Europe, or (ii) there has been a failure of satisfaction of a condition to the obligations of Tenfore Europe which has not been so waived, or (iii) EAG shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Tenfore Europe may, by written notice to EAG at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
        Section 10.2.(c) hereof.

             10.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any Party hereto against any other Party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any Party under common law to redress for any such breach or violation, each Party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other Party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the Parties' obligations under Section 11.9.(c) of this Agreement shall survive termination.

        10.3. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or Agreement entered into pursuant hereto or the performance by the Parties of its or their terms shall be settled by binding arbitration held in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 10. Notwithstanding the foregoing, EAG may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of any member of the Tenfore Group under Section 5.5 of this Agreement, or any covenants not to solicit contained in any Nonsolicitation Agreement delivered pursuant to Section 9.1.(d) hereof.

        10.4. Arbitrators. The panel to be appointed shall consist of three neutral arbitrators.

        10.5. Procedures; No Appeal. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrators. The arbitrators shall give the Parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any Party so requests within 10 days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

        10.6. Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrators.

        10.7. Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. EAG and each Tenfore Company hereby submit to the in personam jurisdiction of the Federal courts in the Southern District of New York, for the purpose of confirming any such award and entering judgment thereon.

        10.8. Confidentiality. All proceedings under this Article 10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties.

        10.9. Continued Performance. The fact that the dispute resolution procedures specified in this Article 10 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any Party and to the right of setoff provided in Section 8.4 hereof.

        10.10. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 10 are pending. The Parties will take such action, if any, required to effectuate such tolling.

        10.11. Escrow Agent Unnecessary. The Parties agree that the escrow agent under and as identified in the Escrow Agreement is not a necessary party to and shall not be joined in or made Party to any arbitration proceeding commenced under this Article 10.


   11.  MISCELLANEOUS

        11.1. Disclosure Schedule. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement. As used in the Disclosure Schedule, the term "Tenfore Agreements" shall mean all agreements and obligations entered into between Tenfore Europe and certain other related Tenfore companies, on the one hand, and Tenfore Systems or Tenfore R & D, on the other hand, including but not limited to those documents set out or referred to in Bundle F of the Disclosure Schedule.

        11.2. Further Assurance. From time to time, at EAG's request and without further consideration, the Tenfore Companies will execute and deliver to EAG such documents and take such other action as EAG may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        11.3.    Post-Closing Covenants.

             11.3.(a) For a period of seven years after the Closing, Tenfore Europe shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by EAG, access to all tax, financial and accounting records and any other records of Tenfore Europe. During such seven-year period, Tenfore Europe shall not, nor shall it permit its affiliates to, dispose of, alter or destroy any such books, records and other data without giving 30 days' prior written notice to EAG and permit EAG, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

             11.3.(b) Each party hereto agrees to cooperate with the other party in the preparation for and prosecution of the defense of any claim, action or cause of action arising out of or relating to any liability of the Business which arose prior to the Closing, including, without limitation, by making available evidence within the control of such party and persons needed as witnesses employed by or affiliated with such party, in each case as reasonably needed for such defense. The party requesting such cooperation shall reimburse the other party for its actual out-of-pocket costs relating to its cooperation under this paragraph.

             11.3.(c) After the Closing, Tenfore Europe, EAG and the Subsidiaries, including any affiliates of the foregoing, shall use their best efforts to assign to the Subsidiary specified by EAG any and all property and assets, tangible and intangible, and all leases, licenses and other agreements of the Business identified in the Hive Down Agreement that have not previously been assigned to a Subsidiary, and to obtain all approvals, consents and waivers required in connection with such assignments.

        11.4. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by EAG or the Tenfore Companies shall be subject to the approval of the other Parties in all essential respects, except that approval of the Tenfore Companies shall not be required as to any statements and other information which EAG may submit to the Securities and Exchange Commission, EAG's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or otherwise required by law. The Tenfore Companies shall act hereunder only through Tenfore Europe.

        11.5.    Assignment; Parties in Interest.

             11.5.(a) Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Parties.

             11.5.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        11.6. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

        11.7. Amendment and Modification. EAG and the Tenfore Companies may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among such Parties.

        11.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

             (a) If to EAG, to:

                 EuroAmerican Group Inc.
                 50 Broad Street, Suite 516
                 New York, New York 10004
                 Attention:  Alexis Charamis
                 Facsimile:  (212) 943-5750

                 (with a copy to)

                 Peter C. Linzmeyer, Esq.
                 Foley & Lardner
                 Washington Harbour
                 3000 K Street, N.W., Suite 500
                 Washington, DC 20007-5109
                 Facsimile:  (202) 672-5399

   or to such other person or address as EAG shall furnish to Tenfore Europe in writing.

             (b) If to any Tenfore Company:

                 P. O. Box 258
                 Malzard House
                 15 Union Street
                 St. Helier, Jersey
                 Channel Islands JE4 8T4
                 Attention: _______________
                 Facsimile: _______________

   or to such other person or address as Tenfore Europe shall furnish to EAG in writing.

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to Tenfore Europe shall constitute delivery to all Tenfore Companies. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        11.9. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

             11.9.(a) Brokerage. The Tenfore Companies and EAG each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

             11.9.(b) Expenses to be Paid by Tenfore Europe. Tenfore Europe shall pay, and shall indemnify, defend and hold EAG and the Subsidiaries harmless from and against, each of the following:

                 (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto, except that EAG shall pay any U.K. stamp tax applicable to the transactions herein contemplated.

                 (ii) Professional Fees. All fees and expenses of their own and Subsidiaries' legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

             11.9.(c) Other. Except as otherwise provided herein, each of the Parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

             11.9.(d) Costs of Litigation or Arbitration. The Parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrators as set forth in Section 10.4) the prevailing Party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other Party or Parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing Party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

        11.10. Entire Agreement. This instrument embodies the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the Parties other than those set forth or provided for herein.

        11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        11.13. Glossary of Terms. The following sets forth the location of definitions of certain capitalized terms defined in the body of this Agreement:

        "Affiliate" - Section 3.7.(k)
        "Agreement" - Preamble to Agreement
        "Ancillary Instruments" - Section 3.2.(a)
        "Business" - Section 3.21
        "Claim" - Section 8.1
        "Closing" - Preamble to Article 9
        "Closing Date" - Preamble to Article 9
        "Disclosure Schedule" - Section 3
        "EAG" - Preamble to Agreement
        "EAG's Affiliates" - Section 8.1
        "EAG Shares" - Section 2.1
        "EAG Series B Preferred Stock" - Section 2.1
        "Employee Plans/Agreement" - Section 3.15.(a)
        "Employee Plans/Agreements" - Section 3.15.(a)
        "Escrow Agreement" - Section 5.2
        "Excluded Agreements" - Section 5.6
        "Government Entities" - Section 3.3
        "Hive-Down Agreement" - Section 5.6
        "Indemnified Party" - Section 8.3.(a)
        "Indemnifying Party" - Section 8.3.(a)
        "Laws" - Section 3.3
        "Liens" - Section 3.11.(a)
        "Litigation" - Section 3.9
        "Material Litigation" - Section 6.3
        "Orders" - Section 3.3
        "Parties" - Recitals
        "Products" - Section 3.19
        "Purchase Price" - Section 2.1
        "Recent Balance Sheet" - Section 3.4
        "Stock Option" - Section 2.1
        "Subsidiaries" - Preamble to Article 3
        "Subsidiary" - Preamble to Article 3
        "Technology License - Section 5.3
        "Tenfore Agreements" - Section 11.1
        "Tenfore Companies" - Preamble to Article 3
        "Tenfore Company" - Preamble to Article 3
        "Tenfore Debt" - Preamble to Agreement
        "Tenfore Europe" - Preamble to Agreement
        "Tenfore Group" - Section 5.1.(a)
        "Tenfore R&D" - Preamble to Agreement
        "Tenfore R&D Shares" - Recitals
        "Tenfore Securities" - Preamble to Agreement
        "Tenfore Shares" - Recitals
        "Tenfore Systems" - Preamble to Agreement
        "Tenfore Systems Shares" - Recitals
        "Trade Rights" - Section 3.17

   Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

             IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.


   EUROAMERICAN GROUP INC.,            TENFORE SYSTEMS LIMITED,
   a Delaware corporation                   a UK limited company


   By   /S/                     By     /S/
   Title                               Title


   TENFORE EUROPE (JERSEY) LIMITED,         TENFORE R&D APS,
   a Jersey limited company                 a Danish private company


   By   /S/                     By     /S/
   Title                               Title